SETTLEMENT AND RELEASE AGREEMENT

I.  DEFINITIONS

As set forth in this Settlement and Release Agreement, certain terms are defined as follows:

1.01.    “Faria” means Rhonda Faria, also known as Rhonda Ramich, individually and her successors, agents, representatives, executors, administrators and assigns.

1.02.    “AccountAbilities” means AccountAbilities, Inc. and all of its respective officers, directors, shareholders, parents, subsidiaries and otherwise affiliated companies, agents, employees, contractors, attorneys, insurance companies, and any other person or entity who is or may be liable for any payments or damages that Faria alleges may have occurred as a result of the Dispute between the Parties, as defined in sections 1.04 and 1.05 below.

1.03.     “Agreement” means this Settlement and Release Agreement.

1.04.    “Parties” mean Faria and AccountAbilities as defined in the preceding paragraphs, and “Party” refers individually to each of the Parties.

1.05.   The “Dispute” refers to allegations regarding a purported breach by AccountAbilities of the Asset Purchase Agreement between AccountAbilities and Faria dated February 26, 2007, the exhibits, attachments, and ancillary agreements, if any, thereto and payments owed to Faria under the $150,000 cash reserve established separately from the Asset Purchase Agreement.

II.  RECITALS

2.01.    AccountAbilities denies and continues to deny any liability to Faria.  Faria denies and continues to deny any liability to AccountAbilities.

2.03.    A disagreement exists among the Parties both as to liability and amount of damages, if any, that are due because of the Dispute.  The Parties desire to dispose of the entire controversy and disagreement between and among them, including any and all claims and/or causes of action of any kind whatsoever that currently exist or that may exist in the future that relate in any way to the Dispute.

2.04.    This document is intended to be a full, final, and complete release of any and all claims or potential claims against AccountAbilities that concern the alleged damages and/or injuries to Faria that arise from or relate to the Dispute. The Parties agree as follows:

III.  WARRANTIES, REPRESENTATIONS AND AGREEMENTS

3.01.    The Parties acknowledge that full, valid and binding consideration exists for the execution of this Agreement, and that such consideration includes the mutual promises, warranties and representations made in this Agreement.

3.02.    The Parties acknowledge and agree that the warranties, representations and agreements made in this Agreement are contractual in nature.

3.03.    By entering into, or otherwise acting under, this Agreement, none of the Parties shall be deemed to have made an admission of responsibility or any liability with respect to the Dispute.  Nothing in this Agreement shall be taken or construed as an inference or admission by any party or as evidence indicating the truth or correctness of any claim or defense by any other person or entity, whether or not a party to this Agreement.

3.04.    Each Party acknowledges and agrees that in entering into this Agreement it has not relied on any warranties, promises, or representations of any kind, express or implied, other than those expressly set forth in this Agreement.

3.05.    Faria acknowledges that she may discover facts relating to the Dispute that occurred prior to the date of this Agreement that are different from, or in addition to, those which she now knows or believes to be true, and the Parties agree that this Agreement shall be, and remains effective and applicable in all respects, notwithstanding such different or additional facts or the discovery thereof, and that the Parties are not relying upon any representation or any duty of any Party to make any other representation or warranty, and Faria will not assert in the future any claim of a duty of AccountAbilities to make any disclosure.

3.06    AccountAbilities will pay Faria $545,000 (the “Settlement Amount”) in full satisfaction of all outstanding obligations (whether evidenced by one or more Promissory Notes or otherwise arising under any agreement between AccountAbilities and Faria) due from AccountAbilities.  The sum will be paid as follows:

a.              $25,000 on the date the Agreement is fully executed;

b.             Payments of $25,000, the first which shall be due thirty (30) days after the Agreement is fully executed, the second of which will be due sixty (60) days after the Agreement is fully executed, and the remaining payments will be made every sixty (60) days from the Second Payment;

c.             Additional payments of $5,000 per week starting one week (seven calendar days) from the date the Agreement is fully executed;

d.             The payments shall be made according to the Payment Schedule attached hereto as Exhibit A.

Faria hereby acknowledges that any outstanding Notes and reserve funds between AccountAbilities and Faria and AccountAbilities and ReStaff Services, Inc. are hereby cancelled and void, including any claimed payments owed as to interest, fees and penalties.

3.07    Faria currently holds certificates representing 750,000 shares of AccountAbilities Common Stock, $.0001 par value (the “Shares”).  Within ten (10) business days from the date the Agreement is fully executed, AccountAbilities will direct the Transfer Agent to deliver the shares to Faria with the restrictive legends removed.  The provisions and agreements set forth in this Section 3.07 are subject to the following restrictions:

a.             For the period of two years from the date the Agreement is fully executed, not more than 100,000 of the Shares may be sold in any ninety (90) day period on the open market.

b.             Tri-State shall have the right of first refusal on Faria’s sale of any of the shares to be sold in a private transaction.  Prior to any proposed sale of the shares in a private transaction to a third-party, unrelated bona fide purchaser for value, Faria shall provide AccountAbilities with written notice of the proposed sale and the terms of the sale.  AccountAbilities will have ten (10) days from receipt of Faria’s notification to inform Faria as to whether AccountAbilities will exercise its right of first refusal. Should it choose to exercise its right of first refusal, AccountAbilities shall be entitled to purchase the shares referenced within Faria’s notice in accordance with the terms and conditions set forth within the same.

3.08    AccountAbilities hereby agrees to employ Faria to work in the Seattle, Washington area, pursuant to the terms of the Employment Agreement, attached hereto as Exhibit B and to be executed simultaneously herewith.

a.             AccountAbilities also agrees to pay up to $40,000 a year to employ one additional person in Faria’s office (the “Faria Employee”).  The Faria Employee will be an at-will employee subject to the terms of employment established by the President of AccountAbilities.

b.             This Agreement, however, is not conditioned upon either Faria’s or the Faria Employee’s continued employment with AccountAbilities.  The terms of the Agreement continue to be in effect regardless of Faria’s or Faria’s Employee’s termination or voluntary resignation.

IV.    RELEASE OF ALL CLAIMS

4.01.   In consideration of the promises and agreements in this Agreement, including the recitals referenced above, Faria releases, acquits, and forever discharges AccountAbilities and all other persons, firms or corporations with whom they have been, are now, or may be affiliated with from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise that Faria has or might have, known or unknown, now existing or that might arise, including, but not limited to, those directly or indirectly attributable to Dispute that could have been brought in any lawsuit, whether equitable or otherwise, administrative action or hearing, arbitration, mediation or any other type of civil or common law action for damages, equitable or injunctive relief; it being intended by Faria to release all claims of any kind which she might have against AccountAbilities.  This Release includes a release of all claims and causes of action arising out of or related to the Dispute for all claims or causes of action that have not been specifically identified, that currently exist or that may exist or accrue in the future that relate in any way to the Dispute.

4.02.    Faria recognizes that there may be claims or damages arising out of the Dispute that are unknown to her at the time of execution of this Agreement, or that may arise in the future.  Faris has negotiated this Agreement with full knowledge of the possibility that additional claims or damages may arise or become known to Faria after the execution of this Agreement, and Faria intends this Agreement to settle and finally dispose of all such claims or injuries, whether known or unknown.

4.03.    In consideration of the execution of this Agreement, and for other good and valuable consideration, receipt of which is acknowledged, Faria waives any and all rights under California Civil Code section 1542, which provides as follows:

A GENERAL WAIVER DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF THE EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MUTUALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

V.  CONFIDENTIALITY AGREEMENT

5.01.    For further consideration of the sums paid by or on behalf of AccountAbilties, Faria represents and promises on her behalf and all parties related to her, including, but not limited to her agents, representatives, employees, servants, assigns and attorneys that the settlement and release, including the agreements, terms, numbers, sums, promises, undertakings, representations, acknowledgments, statements or other actions taken by Faria and/or AccountAbilities pursuant to the terms of this Agreement shall be kept STRICTLY CONFIDENTIAL, except as required by law to be disclosed, and shall be forever binding upon Faria.  Specifically, except as required by law to be disclosed, Faria agrees that the  amount of the consideration received, and all of the terms, releases, agreements, promises, undertakings, representations, acknowledgments, statements or other actions made and/or taken pursuant to the terms of this Agreement, shall be kept STRICTLY CONFIDENTIAL and Faria specifically warrants, agrees and represents that she will not disclose the terms and conditions of this Agreement to any person or entity unless specifically required by law to make such disclosure in response to a legal requirement or process such as a subpoena, court order, tax audit or statute, to persons Faria hire to seek financial or tax advice or any lien holder; that Faria will not provide or file or seek to provide or file or permit another to provide or file this Agreement with any court, regulatory or licensing authority, governmental agency or accrediting commission or authority unless required to do so by law.  The laws of the State of California shall govern this Confidentiality Agreement.

VI.  GENERAL PROVISIONS

6.01.    Waiver and Modification.  This Agreement may only be modified, changed, amended or waived by a subsequent written agreement signed by an authorized representative of each of the Parties to this Agreement.  No waiver of default of any term of this Agreement will be deemed a waiver of any subsequent breach or default of the same or similar nature.

6.02.    Governing Law.  This Agreement must be construed and enforced in accordance with the laws of the State of California.

6.03.    Agreement Prepared Jointly by all Parties’ Attorneys.  This Agreement has been negotiated by the Parties and prepared by the joint efforts of the respective attorneys for each of the Parties.  The Parties warrant, represent, and agree that they are not relying on the advice of the other Party or that Party’s attorneys, or anyone else associated with them as to the legal consequences of this Agreement as so structured.  Furthermore, Faria releases and discharges all claims, rights, damages, costs or expenses of any nature whatsoever that may accrue to or be acquired by Faria by reason of the legal consequences of this Agreement as structured.

6.04.    Acknowledgment of Entire Agreement.  Each party acknowledges that he or she has carefully read this instrument including all documents or exhibits to which it refers; that this instrument expresses the entire agreement between and among the Parties concerning the subjects it purports to cover; and that each party has executed this instrument freely and of his or her own accord, and that it shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each.

6.05.    Partial Invalidity.  If any provision of the Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless survive and continue in full force and effect without being impaired or invalidated in any way.

6.06.    Warranty of Capacity to Execute Agreement.  Faria represents and warrants that no other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this Agreement; that Faria has the sole and exclusive right to receive sums specified in it; and that Faria has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement.  Faria further warrants that she has read this Agreement and fully understand it to be a compromise and settlement and release of all claims, known or unknown, present or future, that she has or may have against AccountAbilities, arising out of the matters described.

6.07.    Disclaimer of Liability.  Faria agrees and acknowledges that she accepts payment of the sums specified in this Agreement as a full and complete compromise of matters involving disputed issues; that neither payment of the sums specified nor the negotiations for this settlement (including all statements, admissions or communications) by any of the Parties or their attorneys or representatives shall be considered as an admission by any of the Parties; and that no past or present wrong doing on their part shall be implied by such payment or negotiations.

6.08.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constituted one and the same instrument.  The Parties agree that a facsimile or PDF signature shall have the same legal force and effect as receipt of an original signature.

6.09.    Additional Documents.  The Parties agree to cooperate fully, and execute any and all supplementary documents, and take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement, which are not inconsistent with its terms.

6.10.    Effectiveness.  This Agreement shall become effective immediately following execution by all of the Parties.

6.11    Dispute Resolution Procedure.  In the event of a claimed breach of the terms of this Agreement, the complaining Party shall notify the other party of the purported breach.  If the Parties cannot informally resolve the matter, jurisdiction for any suit arising out of the purported breach of this Agreement lies in the United States Federal Court, Northern District Court of California, San Francisco Division.

APPROVED AND EXECUTED this 5th day of February, 2010.

Rhonda Faria, also known as Rhonda Ramich

By:	/s/ Rhonda Faria	February 5, 2010

Notary

ReStaff Services, Inc.

By:	/s/ Rhonda Faria	February 5, 2010

Title:	President

Notary

AccountAbilities, Inc.

By:	/s/ Jay H. Schecter	February 5, 2010

Title:	Chief Executive Officer

Notary

EXHIBIT A
Payment Schedule

2/12/10	$5,000
2/19/10	$5,000
2/26/10	$5,000
3/5/10	$30,000
3/12/10	$5,000
3/19/10	$5,000
3/26/10	$5,000
4/2/10	$5,000
4/6/10	$25,000
4/9/10	$5,000
4/16/10	$5,000
4/23/10	$5,000
4/30/10	$5,000
5/7/10	$5,000
5/14/10	$5,000
5/21/10	$5,000
5/28/10	$5,000
6/4/10	$30,000
6/11/10	$5,000
6/18/10	$5,000
6/25/10	$5,000
7/2/10	$5,000
7/9/10	$5,000
7/16/10	$5,000
7/23/10	$5,000
7/30/10	$5,000
8/4/10	$25,000
8/6/10	$5,000
8/13/10	$5,000
8/20/10	$5,000
8/27/10	$5,000
9/3/10	$5,000
9/10/10	$5,000
9/17/10	$5,000
9/24/10	$5,000
10/1/10	$30,000
10/8/10	$5,000
10/15/10	$5,000
10/22/10	$5,000
10/29/10	$5,000
11/5/10	$5,000
11/12/10	$5,000

11/19/10	$5,000
11/24/10	$5,000
12/3/10	$30,000
12/10/10	$5,000
12/17/10	$5,000
12/24/10	$5,000
12/31/10	$5,000
1/7/11	$5,000
1/14/11	$5,000
1/21/11	$5,000
1/28/11	$5,000
1/31/11	$25,000
2/4/11	$5,000
2/11/11	$5,000
2/18/11	$5,000
2/25/11	$5,000
3/4/11	$5,000
3/11/11	$5,000
3/18/11	$5,000
3/25/11	$5,000
4/1/11	$30,000
4/8/11	$5,000
4/15/11	$5,000
4/22/11	$5,000
4/29/11	$5,000

Total	$520,000.00

EXHIBIT B
(Employment Agreement)

See Attached